STOCK EXCHANGE AGREEMENT

by and

among

GROW CAPITAL, INC.,

a Nevada corporation;

BOMBSHELL TECHNOLOGIES, INC., and

THE SHAREHOLDERS OF BOMBSHELL TECHNOLOGIES, INC.

Dated as of June 26, 2019

TABLE OF CONTENTS

Page

Article 1 DESCRIPTION OF TRANSACTION2

1.1.Structure of the Exchange2

1.2.Effects of the Exchange2

1.3.Closing; Effective Time2

1.4.Conversion of Bombshell Securities2

1.5.Increase in Authorized Shares; Delivery of Shares.3

1.6.Closing of Bombshell’s Transfer Books3

1.7.Further Action3

1.8.Tax Consequences4

1.9.Transfer Ledger4

Article 2 REPRESENTATIONS AND WARRANTIES OF Bombshell AND THE BOMBSHELL SHAREHOLDERS7

2.1.Subsidiaries; Due Organization; Organizational Documents7

2.2.Authority8

2.3.Non-Contravention; Consents8

2.4.Capitalization9

2.5.Financial Statements10

2.6.Absence of Changes10

2.7.Title to Assets10

2.8.Real Property; Leaseholds10

2.9.Intellectual Property11

2.10.Material Contracts14

2.11.Undisclosed Liabilities15

2.12.Compliance; Permits; Restrictions16

2.13.Tax Matters16

2.14.Employee and Labor Matters; Benefit Plans18

2.15.Environmental Matters22

2.16.Insurance22

2.17.Legal Proceedings; Orders22

2.18.Inapplicability of Anti-takeover Statutes23

2.19.No Financial Advisor23

2.20.Disclosure23

2.21.Related Party Transactions23

2.22.Bank Accounts; Deposits.23

2.23.Exclusivity of Representations; Reliance23

Article 3 REPRESENTATIONS AND WARRANTIES OF GC24

3.1.Subsidiaries; Due Organization; Organizational Documents24

3.2.Authority; Vote Required25

3.3.Non-Contravention; Consents25

3.4.Capitalization26

3.5.SEC Filings; Financial Statements27

3.6.Absence of Changes28

3.7.Title to Assets28

3.8.Real Property28

3.9.Intellectual Property28

3.10.Material Contracts29

3.11.Undisclosed Liabilities29

3.12.Compliance; Permits; Restrictions29

3.13.Tax Matters30

3.14.Employee and Labor Matters30

3.15.Environmental Matters31

3.16.Legal Proceedings; Orders31

3.17.Inapplicability of Anti-takeover Statutes32

3.18.No Financial Advisor32

3.19.Disclosure32

3.20.Valid Issuance32

3.21.Exclusivity of Representations; Reliance32

Article 4 CERTAIN COVENANTS OF THE PARTIES32

4.1.Access and Investigation32

4.2.Operation of GC’s Business34

4.3.Operation of Bombshell’s Business34

4.4.Notification of Certain Matters36

4.5.No Solicitation37

Article 5 ADDITIONAL AGREEMENTS OF THE PARTIES39

5.1.Bombshell Shareholder Approval39

5.2.GC Stockholder Written Consent39

5.3.Regulatory Approvals40

5.4.Additional Agreements41

5.5.Disclosure41

5.6.Quotation41

5.7.Tax Matters42

5.8.Legends42

5.9.Cooperation42

5.11.Section 16 Matters42

5.12.Takeover Statutes43

Article 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY43

6.1.No Restraints43

6.2.Quotation43

6.3.No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business43

Article 7 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF GC44

7.1.Accuracy of Representations44

7.2.Performance of Covenants44

7.3.No Bombshell Material Adverse Effect44

7.4.Agreements and other Documents44

Article 8 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF BOMBSHELL45

8.1.Accuracy of Representations45

8.2.Performance of Covenants45

8.3.No GC Material Adverse Effect45

8.4.Documents45

Article 9 TERMINATION46

9.1.Termination46

9.2.Effect of Termination47

9.3.Expenses; Termination Fees47

Article 10 MISCELLANEOUS PROVISIONS48

10.1.Non-Survival of Representations and Warranties48

10.2.Amendment48

10.3.Waiver48

10.4.Entire Agreement; Counterparts; Exchanges by Facsimile48

10.5.Applicable Law; Jurisdiction49

10.6.Attorneys’ Fees49

10.7.Assignability; No Third-Party Beneficiaries49

10.8.Notices49

10.9.Severability50

10.10.Other Remedies; Specific Performance50

10.11.Construction51

EXHIBITS AND SCHEDULES

Exhibits:
Exhibit A	Definitions
Exhibit B	Target EBIT
Exhibit C	Form of Registration Rights Agreement

Schedules:
GC Disclosure Schedule
Bombshell Disclosure Schedule

Ledger:

Ledger AStock Transfer Details/Percentages

INDEX OF DEFINED TERMS

2015 GC Plan26

2015 Plans26

2015 Stock Plan26

Acquisition Agreement38

Acquisition InquiryA-1

Acquisition ProposalA-1

Acquisition TransactionA-1

Actual EBITA-2

AffiliatesA-2

Agreement1

Bombshell1

Bombshell AffiliateA-2

Bombshell AssociateA-2

Bombshell Balance Sheet10

Bombshell Board Adverse Recommendation Change39

Bombshell Board of DirectorsA-2

Bombshell Board Recommendation39

Bombshell Charter Documents8

Bombshell ContractA-2

Bombshell Disclosure Schedule7

Bombshell Employee Plan18

Bombshell Exchange SharesA-2

Bombshell Financials10

Bombshell Financials10

Bombshell Interim Balance Sheet10

Bombshell Interim Balance Sheet Date10

Bombshell IP RightsA-3

Bombshell IP Rights AgreementA-3

Bombshell Leases10

Bombshell Material Adverse EffectA-3

Bombshell Material Contract14

Bombshell Material Contracts14

Bombshell Ownership Interests1

Bombshell Permits16

Bombshell Registered IPA-3

Bombshell ShareholderA-3

Bombshell Shareholders1

Bombshell ValuationA-4

Bombshell Valuation ReportA-4

Business DayA-4

Charter Amendment3

Closing2

Closing Date2

COBRAA-4

CodeA-4

ConsentA-4

Contemplated TransactionsA-4

ContractA-4

Earn-Out Event4

Earn-Out Exchange AmountA-4

Earn-Out Payment4

Earn-Out PeriodA-4

Earn-Out SharesA-4

Earn-Out Shortfall5

Earn-Out Statement5

EffectA-5

Effective Time2

EncumbranceA-5

EntityA-5

Environmental LawA-5

ERISAA-5

Exchange1

Exchange ActA-5

Exchange Consideration2

FINRAA-5

First Earn-Out PeriodA-5

First Earn-Out Period Commencement DateA-5

First Earn-Out Period End DateA-5

First Earn-Out Shares4

Fourth Earn-Out Make-Up PeriodA-6

GAAP10

GC1

GC AffiliateA-6

GC AssociateA-6

GC Audited Balance SheetA-6

GC Authorized Share Increase39

GC Board of DirectorsA-6

GC Capital StockA-6

GC Common Stock26

GC ContractA-6

GC Disclosure Schedule24

GC IP RightsA-6

GC IP Rights AgreementA-6

GC Leases28

GC Material Adverse EffectA-6

GC OptionsA-7

GC Owned Real EstateA-7

GC Registered IPA-7

GC Regulatory Permits30

GC SEC Documents27

GC StockholderA-7

GC Stockholder Written Consent39

GC StockholdersA-7

GC Subsidiaries24

GC VWAP Stock PriceA-7

Governmental AuthorizationA-8

Governmental BodyA-8

Hazardous MaterialsA-8

Information StatementA-8

Intellectual PropertyA-8

Interim Bombshell Financials10

IP Assignment12

IRSA-8

KnowledgeA-8

Legal ProceedingA-8

Legal RequirementA-9

Liability15

Multiemployer PlanA-9

Multiple Employer PlanA-9

Notice of Earn-Out Disagreement5

NRSA-9

Ordinary Course of BusinessA-9

Outside Date46

PartiesA-9

PartyA-9

Permitted Alternative AgreementA-9

Permitted EncumbranceA-9

PersonA-10

Registration Rights AgreementA-10

RepresentativesA-10

Required GC Stockholder Vote25

SECA-10

Second Earn-Out PeriodA-10

Second Earn-Out Shares4

Securities ActA-10

Shareholders’ RepresentativeA-10

Stock Exchange RatioA-10

Stock Exchange SharesA-10

Subsequent TransactionA-10

SubsidiaryA-11

Superior OfferA-11

TaxA-11

Tax ReturnA-11

Third Earn-Out PeriodA-11

Third Earn-Out Shares4

Transfer Ledger4

Transfer Taxes42

Treasury RegulationsA-11

WARNA-12

v

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of June 26, 2019 by and among GROW CAPITAL, INC., a Nevada corporation (“GC”), BOMBSHELL TECHNOLOGIES, INC., a Nevada corporation (“Bombshell”), and THE SHAREHOLDERS OF BOMBSHELL (each a “Bombshell Shareholder” and collectively, the “Bombshell Shareholders”). GC, Bombshell and the Bombshell Shareholders may each be referred to herein individually as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.GC and Bombshell intend to effect a stock exchange (the “Exchange”) whereby the Bombshell Shareholders will convey all of the right, title and interest in and to all of the issued and outstanding common stock in Bombshell (the “Bombshell Ownership Interests”) in exchange for newly authorized shares of voting GC Common Stock in accordance with this Agreement, the Nevada Revised Statutes and applicable federal law.

B.The Parties intend that the Exchange qualify as a “reorganization” under the provisions of Section 368(a)(1)(b) of the Code and the Treasury Regulations promulgated thereunder.

C.The GC Board of Directors (i) has determined that the Exchange is fair to, and in the best interests of, GC and the GC Stockholders, (ii) has deemed advisable and approved this Agreement, the Exchange, the GC Authorized Share Increase, and the other actions contemplated by this Agreement, and (iii) has determined to recommend that the GC Stockholders vote to approve the GC Authorized Share Increase.

D.The Bombshell Board of Directors (i) has determined that the Exchange is advisable and fair to, and in the best interests of, Bombshell and the Bombshell Shareholders, (ii) has deemed advisable and approved this Agreement and other actions contemplated by this Agreement, and (iii) has determined to recommend that the Bombshell Shareholders adopt this Agreement.

E.The Bombshell Shareholders own all of the Bombshell Ownership Interests.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Article 1DESCRIPTION OF TRANSACTION

1.1.Structure of the Exchange. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time, Bombshell shall become a wholly-owned subsidiary of GC.

1.2.Effects of the Exchange. The Exchange shall have the effects set forth in this Agreement and in the applicable provisions of the NRS.

1.3.Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, Article 7 and Article 8, the closing of the Exchange (the “Closing”) shall take place at the offices of Seyfarth Shaw LLP, 700 Milam, Suite 1400, Houston, Texas 77002, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6, Article 7 and Article 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as GC and Bombshell may mutually agree in writing or the Closing shall be effectuated by the exchange via electronic mail of executed PDF versions of this Agreement and any other Closing documents listed or referenced herein. The date on which the Closing actually takes place is referred to as the “Closing Date”.  The Exchange will become effective on the Closing Date (the “Effective Time”).

1.4.Conversion of Bombshell Securities.

At the Effective Time, by virtue of the Exchange and without any further action on the part of GC, Bombshell or any Bombshell Shareholder:

(i)ONE HUNDRED PERCENT (100%) of the Bombshell Ownership Interests shall transfer to Grow Capital, Inc. as set forth in Ledger A, attached hereto and hereby incorporated by reference.

(ii)subject to Section 1.4(c), each Bombshell Ownership Interest outstanding immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of GC Common Stock equal to the Stock Exchange Ratio (collectively, the “Exchange Consideration”), as set forth in Ledger A, to be delivered in accordance with Section 1.5.

(iii)unissued Bombshell Ownership Interests immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(b)If any Bombshell Ownership Interests outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with Bombshell, then the shares of GC Common Stock issued in exchange for such Bombshell Ownership Interest will to the same extent be unvested or subject to the same repurchase option or risk of forfeiture, and the book-entry shares of GC Common Stock shall accordingly be marked with appropriate legends. Bombshell shall take all actions that may be necessary to ensure that, from and after the Effective Time, GC is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)No fractional shares of GC Common Stock shall be issued in connection with the Exchange, and no certificates or scrip for any such fractional shares shall be issued. Any Bombshell Shareholder who would otherwise be entitled to receive a fraction of a share of GC Common Stock (after aggregating all fractional shares of GC Common Stock issuable to such holder) shall, in lieu of such fraction of a share, receive an amount of GC Common Stock as rounded up or down to the nearest whole number.

(d)If, between the time of calculating the Stock Exchange Ratio and the Effective Time, the outstanding GC Common Stock have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Stock Exchange Ratio shall be correspondingly adjusted to provide the Bombshell Shareholders the same economic effect as contemplated by this Agreement prior to such event.

1.5.Increase in Authorized Shares; Delivery of Shares.

(a)Within ninety (90) days following the Closing Date, the Company shall use its commercially reasonable efforts to file and cause to become effective amended and restated articles of incorporation to increase the authorized shares of Common Stock under its articles of incorporation (the “Charter Amendment”).

(b)Promptly after the effectiveness of the Charter Amendment, GC shall instruct its transfer agent to issue to each Person who was a record holder of Bombshell Ownership Interests immediately prior to the Effective Time, as set forth on the Transfer Ledger, its respective number of shares of GC Common Stock equal to the Stock Exchange Ratio, as rounded to account for any fractional shares, in book-entry form bearing a restrictive legend that the shares were issued in reliance upon the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof.

1.6.Closing of Bombshell’s Transfer Books. At the Effective Time: (a) all Bombshell Ownership Interests outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.4(a), and all holders of Bombshell Ownership Interests that were outstanding immediately prior to the Effective Time shall cease to have any rights as Bombshell Shareholders; and (b) the transfer books of Bombshell shall be closed with respect to all Bombshell Ownership Interests outstanding immediately prior to the Effective Time. No further transfer of any such Bombshell Ownership Interests shall be made on such stock transfer books after the Effective Time.

1.7.Further Action. If, at any time after the Effective Time, any further action is determined by GC to be necessary or desirable to carry out the purposes of this Agreement or to vest GC with full right, title and possession of and to all rights and property of Bombshell, then the officers and directors of GC shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Bombshell and otherwise) to take such action.

1.8.Tax Consequences.

(a)For federal income Tax purposes, the Exchange is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b)If there is a final determination by the IRS that the Exchange does not constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code and the Treasury Regulations promulgated thereunder, the Bombshell Shareholders shall forfeit, on a pro rata basis, the number of shares of GC Common Stock equal in value to the adverse tax consequences suffered by GC as a result of the IRS’ determination, as determined by the Stock Exchange Ratio.

1.9.Transfer Ledger. Bombshell will prepare and deliver to GC at least two (2) Business Days prior to the Closing Date a statement signed by the Chief Executive Officer of Bombshell in a form substantially similar to Ledger A, which sets forth a true and complete list, as of immediately prior to the Effective Time of: (a) the Bombshell Shareholders; (b) the amount of Bombshell Ownership Interests owned by each Bombshell Shareholder; (c) the portion of the Exchange Consideration each such Bombshell Shareholder is entitled to receive pursuant to Section 1.4; and (d) the portion of Earn-Out Shares, if any, each such Bombshell Shareholder may be entitled to receive pursuant to Section 1.10 (the “Transfer Ledger”).

1.10.Earn-Out Shares

(a)Earn-Out Payments. As additional consideration for the Bombshell Ownership Interests, GC shall issue to Bombshell Shareholders, pro rata in accordance with their Bombshell Ownership Interests, the following additional amounts of GC Common Stock (each an “Earn-Out Payment”) upon the achievement of the Bombshell of the following events (each, a “Earn-Out Event”):

(i)a number of shares of GC Common Stock equal to the Earn-out Exchange Amount upon Bombshell achieving 100% or more of Target EBIT for the First Earn-Out Period, as set forth on Exhibit B (the “First Earn-Out Shares”);

(ii)a number of shares of GC Common Stock equal to the Earn-out Exchange Amount upon Bombshell achieving 100% or more of Target EBIT for the Second-Earn-Out Period, as set forth on Exhibit B (the “Second Earn-Out Shares”); and

(iii)a number of shares of GC Common Stock equal to the Earn-out Exchange Amount upon Bombshell achieving 100% or more of Target EBIT for the Third Earn-Out Period, as set forth on Exhibit B (the “Third Earn-Out Shares”).

(b)Earn-Out Payment Catch-Up.  If the Target EBIT for any Earn-Out Period is not met by Bombshell (the amount by which such Target EBIT is not met for an Earn-Out

Period, an “Earn-Out Shortfall”), then no Earn-Out Shares shall be issued for such Earn-Out Period.  Notwithstanding the preceding sentence, if the Target EBIT for an Earn-Out Period is not met by Bombshell, but the Earn-Out Shortfall for such Earn-Out Period and the Target EBIT for the immediately following Earn-Out Period are both met in the immediately following Earn-Out Period, GC shall issue the Earn-Out Shares for both of such Earn-Out Periods.  If such Earn-Out Shortfall is not met by Bombshell during the immediately following Earn-Out Period, but the Earn-Out Shortfall and the Target EBIT for the subsequent Earn-Out Period are both met in the subsequent Earn-Out Period, GC shall issue the Earn-Out Shares for both of such Earn-Out Periods.  If an Earn-Out Shortfall shall occur in the Third Earn-Out Period, and/or if an Earn-Out Shortfall for the First Earn-Out Period and/or the Second Earn-Out Period has not been met by Bombshell by the end of the Third Earn-Out Period, then Bombshell must meet the Earn-Out Shortfall for the applicable Earn-Out Period(s) and the Target EBIT for the Fourth Earn-Out Make-Up Period in the Fourth Earn-Out Make-Up Period, as set forth on Exhibit B, in order to earn the applicable Earn-Out Shares, the achievement of such event together with Section 1.10(a)(i), (ii) and (iii) above shall also be an “Earn-Out Event”.  Amounts over the Target EBIT for an Earn-Out Period or the Fourth Earn-Out Make-Up Period shall be applied to any outstanding Earn-Out Shortfall from the First Earn-Out Period until met, then any outstanding Earn-Out Shortfall from the Second Earn-Out Period until met, then any outstanding Earn-Out Shortfall from the Third Earn-Out Period.  Notwithstanding anything herein to the contrary, the combined total of all Earn-Out Shares to be issued to the Bombshell Shareholders pursuant to this Section 1.10, if any, shall not exceed 36,769,215 shares.

(c)Procedure to Determine Earn-Out.

(i)On or before sixty (60) days following the end of each Earn-Out Period, or the Fourth Earn-Out Make-Up Period, if applicable, GC shall prepare and deliver to Shareholders’ Representative a statement (the “Earn-Out Statement”) setting forth GC’s calculation of the Actual EBIT of Bombshell for such Earn-Out Period or Fourth Earn-Out Make-Up Period, as applicable.  Unless Shareholders' Representative disputes in good faith GC's calculation of the Actual EBIT in accordance with the provisions of Section 1.10(c)(ii), GC's determination thereof shall be conclusive and binding upon the Parties. GC shall make available to Shareholders’ Representative all books and records maintained by GC as Shareholders’ Representative may reasonably require in order to review and confirm GC's calculation of the Actual EBIT as set forth in the Earn-Out Statement.

(ii)The Earn-Out Statement and GC's calculation of the Actual EBIT shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by Shareholders’ Representative unless Shareholders’ Representative gives written notice of the Bombshell Shareholders’ good faith disagreement (a “Notice of Earn-Out Disagreement”) to GC prior to such date. Any Notice of Earn-Out Disagreement shall specify in reasonable detail the basis upon which the Bombshell Shareholders dispute in good faith GC's calculation of the Actual EBIT.

(iii)If a timely Notice of Earn-Out Disagreement is received by GC, then the Earn-Out Statement shall become final and binding upon the parties on the earlier of (A) the date GC and the Shareholders’ Representative resolve in writing any differences they have with respect to the Earn-Out Statement; and (B) the date all remaining applicable differences they have with respect to the applicable Earn-Out Statement are finally resolved in writing by the Neutral Accountant pursuant to Section 1.10(c)(iv).  During the fifteen (15) days immediately following the delivery of a Notice of Earn-Out Disagreement, GC and Shareholders’ Representative shall consult in good faith to resolve in writing any differences they have with respect to the Earn-Out Statement. During such 15-day consultation period, GC shall make available to Shareholders’ Representative all books and records maintained by GC as Shareholders’ Representative may reasonably require in order for the Bombshell Shareholders to review and confirm GC's calculation of the Actual EBIT as set forth in the Earn-Out Statement.

(iv)At the end of such 15-day consultation period, if GC and Shareholders’ Representative have not resolved all applicable differences they have with respect to the Earn-Out Statement, GC and Shareholders’ Representative shall submit any and all differences they have with respect to the Earn-Out Statement which remain unresolved to the Neutral Accountant. GC and Shareholders’ Representative shall direct the Neutral Accountant to work to resolve such differences promptly and, in any event, within thirty (30) days from the date the dispute is submitted to the Neutral Accountant. Any matter in the Earn-Out Statement on which GC and Shareholders’ Representative do not differ and which is not specifically referred to the Neutral Accountant pursuant to this Section 1.10(c) shall be deemed final and binding on the Parties (as set forth in the Earn-Out Statement or as otherwise agreed to in writing by GC and Shareholders’ Representative). The Neutral Accountant shall finalize the calculation of the Actual EBIT by selecting an amount equal to GC's position as set forth in the Earn-Out Statement or Shareholders’ Representative's position as set forth in the Notice of Earn-Out Disagreement. The Neutral Accountant shall act as an arbitrator to determine only the Actual EBIT, and shall make such determination based solely on presentations by GC and Shareholders’ Representative (and not by independent review). The determination of the Actual EBIT by the Neutral Accountant shall be binding on the Parties and shall be non-appealable.

(v)All fees and expenses of the Neutral Accountant in connection with this Section 1.10(c) shall be borne, as applicable: (A) by the Bombshell Shareholders, if the Neutral Accountant selects GC's calculation of the Actual EBIT as set forth in the Earn-Out Statement; or (B) if Section 1.10(c)(v)(A) is not applicable, by GC.

(d)Issuance of Earn-Out Shares by GC.  Within ten (10) days of determination of the final Actual EBIT in accordance with Section 1.10(c) with respect to an Earn-Out Period or the Fourth Earn-Out Make-Up Period, as applicable, if an Earn-Out Event has thereby been achieved, GC shall instruct its transfer agent to issue to each Bombshell Shareholder, as set forth on the Transfer Ledger, its respective number of shares of Earn-Out Shares for such corresponding Earn-Out Period, as rounded up or down to the nearest whole number to account for any fractional shares, in book-entry form bearing a restrictive legend that the shares were issued in reliance upon the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof.

(e)Post-closing Operation of the Bombshell. Subject to the terms of this Agreement, subsequent to the Closing, GC shall have sole discretion with regard to all matters relating to the operation of Bombshell; provided, that GC shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding any of the Earn-Out Payments hereunder. Each Bombshell Shareholder acknowledges that (i) there is no assurance that

Bombshell Shareholders will receive any Earn-Out Payment and GC has not promised any Earn-Out Payment, and (ii) the parties solely intend the express provisions of this Agreement to govern their contractual relationship.

(f)No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in GC, (ii) Bombshell Shareholders shall not have any rights as a security holder of GC as a result of Bombshell Shareholders’ contingent right to receive any Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Earn-Out Payment.

Article 2REPRESENTATIONS AND WARRANTIES OF Bombshell AND THE BOMBSHELL SHAREHOLDERS

Bombshell and each Bombshell Shareholder jointly and severally, represent and warrant to GC as follows, except as set forth in the written disclosure schedule delivered by Bombshell to GC (the “Bombshell Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Bombshell Disclosure Schedule corresponding to the particular section or subsection in this Article 2 in which such representation and warranty appears; and (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Bombshell Disclosure Schedule by reference to another section or subsection of the Bombshell Disclosure Schedule):

2.1.Subsidiaries; Due Organization; Organizational Documents.

(a)Bombshell has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Entity. Bombshell has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Bombshell has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)Bombshell is a corporation duly formed, validly existing and in good standing under the laws of Nevada and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Bombshell Contracts.

(c)Bombshell is qualified to do business as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of its business requires such qualification. Section 2.1(c) of the Bombshell Disclosure Schedule sets forth each jurisdiction in which Bombshell is qualified to do business.

(d)Each director and officer of Bombshell as of the date of this Agreement is set forth in Section 2.1(d) of the Bombshell Disclosure Schedule.

(e)Bombshell has delivered or made available to GC accurate and complete file-stamped copies of (i) the articles of conversion and articles of incorporation, the Bombshell bylaws and all other charter and organizational documents, including all currently effective amendments thereto for Bombshell (collectively, the “Bombshell Charter Documents”), and any predecessor documents from Bombshell’s original organization as a limited liability company, and (ii) any code of conduct or similar policy adopted by Bombshell or by the Bombshell Board of Directors or any committee thereof. Bombshell has not taken any action in breach or violation of any of the provisions of the Bombshell Charter Documents nor is in breach or violation of the Bombshell Charter Documents.

2.2.Authority.

(a)Bombshell has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Bombshell Board of Directors has: (i) determined that the Exchange is fair to, and in the best interests of Bombshell and the Bombshell Shareholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; and (iii) recommended the approval of this Agreement by the Bombshell Shareholders. This Agreement has been duly executed and delivered by Bombshell and, assuming the due authorization, execution and delivery by GC, constitutes the legal, valid and binding obligation of Bombshell, enforceable against Bombshell in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)Such Bombshell Shareholder has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.  This Agreement has been duly executed and delivered by such Bombshell Shareholder and, assuming the due authorization, execution and delivery by GC, constitutes the legal, valid and binding obligation of such Bombshell Shareholder, enforceable against such Bombshell Shareholder in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3.Non-Contravention; Consents.

(a)The execution and delivery of this Agreement by Bombshell and the Bombshell Shareholders does not, and the performance of this Agreement by Bombshell will not, (i) conflict with or violate the Bombshell Charter Documents; (ii) any agreement to which such Bombshell Shareholder is a party, or by which such Bombshell Shareholder or such Seller Bombshell Shareholder’s assets are bound or affected. (iii) subject to compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any Legal Requirement applicable to Bombshell or by which its properties is bound or affected; or (iv) except as listed on this Section 2.3(a) of the Bombshell Disclosure Schedule, require Bombshell to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Bombshell’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Bombshell pursuant to, in each case, any Bombshell Material Contract.

(b)No material Consent, order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Bombshell in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

2.4.Capitalization.

(a)The Bombshell Shareholders are the record owners of and have good and valid title to the Bombshell Ownership Interests, free and clear of all Encumbrances. The Bombshell Ownership Interests constitute 100% of the total issued and outstanding stock in Bombshell. All of the Bombshell Ownership Interests have been duly authorized and validly issued and are fully paid and non-assessable. Section 2.4(a) of the Bombshell Disclosure Schedule lists, as of the date of this Agreement each record holder of issued and outstanding Bombshell Ownership Interests and the number and type of Bombshell Ownership Interests held by such holder. Upon consummation of the Contemplated Transactions, GC shall own all of the Bombshell Ownership Interests, free and clear of all Encumbrances.

(b)Bombshell does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(c)There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any common stock or other securities of Bombshell; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any common stock or other securities of Bombshell; (iii) Contract under which Bombshell is or may become obligated to sell or otherwise issue any common stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any common stock or other securities of Bombshell. There are no outstanding or authorized phantom stock, profit participation, equity-based or other similar rights with respect to Bombshell.

(d) (i) None of the Bombshell Ownership Interests are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the Bombshell Ownership Interests are subject to any right of first refusal in favor of Bombshell; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Bombshell having a right to vote on any matters on which the Bombshell Shareholders have a right to vote; (iv) there is no Bombshell Contract to which Bombshell is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Bombshell Ownership Interest. Bombshell is not under any obligation or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any Bombshell Ownership Interests or other securities.

(e)All outstanding shares of Bombshell Ownership Interests have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

2.5.Financial Statements.  Section 2.5 of the Bombshell Disclosure Schedule includes true and complete copies of (i) Bombshell’s unaudited balance sheet at December 31, 2018; (ii) Bombshell’s unaudited profit and loss and cash flow statement for the years ended December 31, 2018 (collectively, the “Annual Bombshell Financials”); and (iii) unaudited financial statements consisting of the balance sheet of Bombshell as at May 31, 2019, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the two month period then ended (the “Interim Bombshell Financials” and together with the Annual Bombshell Financials, the (“Bombshell Financials”). The Bombshell Financials have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Bombshell Financials are based on the books and records of Bombshell and present the financial condition of Bombshell as of the respective dates they were prepared and the results of the operations of Bombshell for the periods indicated to the best of Bombshell’s Knowledge. The balance sheet of Bombshell as of December 31, 2018, is referred to herein as the “Bombshell Balance Sheet” and the date thereof as the “Bombshell Balance Sheet Date” and the balance sheet of Bombshell as of May 31, 2019, is referred to herein as the “Bombshell Interim Balance Sheet” and the date thereof as the “Bombshell Interim Balance Sheet Date.”

2.6.Absence of Changes. Except as set forth in Section 2.6 of the Bombshell Disclosure Schedule, between January 1, 2019, and the date of this Agreement, Bombshell has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had a Bombshell Material Adverse Effect or (b) any action, event or occurrence that would have required consent of GC pursuant to Section 4.3(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.7.Title to Assets. Except with respect to material Bombshell IP Rights, which are covered in Section 2.9, Bombshell owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Bombshell Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Bombshell; and (iii) liens listed in Section 2.7 of the Bombshell Disclosure Schedule.

2.8.Real Property; Leaseholds. Bombshell does not currently own and has never owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 2.8 of the Bombshell Disclosure Schedule (the “Bombshell Leases”), which are each in full force and effective, with no existing material default thereunder. Bombshell has delivered or made available to GC accurate and complete copies of the Bombshell Leases.

2.9.Intellectual Property.

(a)To Bombshell’s Knowledge, Bombshell, owns, has validly licensed, or has the right to use all Bombshell IP Rights.

(b)To Bombshell’s Knowledge, Section 2.9(b) of the Bombshell Disclosure Schedule is an accurate, true and complete listing of all Bombshell Registered IP owned by Bombshell.

(c)To Bombshell’s Knowledge, Section 2.9(c) of the Bombshell Disclosure Schedule accurately identifies (i) all material Bombshell IP Rights licensed to Bombshell (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software or (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Bombshell’s products or services (B) any Intellectual Property licensed ancillary to the purchase or use of equipment or other materials, and (C)(1) agreements between Bombshell and its respective employees and consultants or (2) non-disclosure or other template agreements entered into in the Ordinary Course of Business); (ii) the corresponding Bombshell Contracts pursuant to which such Bombshell IP Rights are licensed to Bombshell; (iii) whether the license or licenses granted to Bombshell are exclusive or non-exclusive; and (iv) whether any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Bombshell IP Rights.

(d)To Bombshell’s Knowledge, Section 2.9(d) of the Bombshell Disclosure Schedule accurately identifies each material Bombshell Contract pursuant to which any Person (other than Bombshell) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Bombshell IP Rights (other than (i) any non-disclosure or other template agreements entered into in the Ordinary Course of Business, and/or (ii) other non-exclusive licenses entered into in the Ordinary Course of Business). Bombshell is not bound by, and no Bombshell IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Bombshell to use, exploit, assert or enforce any Bombshell IP Rights anywhere in the world, in each case as would materially limit the business of Bombshell as currently conducted or planned to be conducted.

(e)To Bombshell’s Knowledge, Bombshell exclusively owns all right, title, and interest to and in the Bombshell IP Rights (other than (i) Bombshell IP Rights exclusively and non-exclusively licensed to Bombshell, as identified in Section 2.9(c) of the Bombshell Disclosure Schedule, (ii) any non-customized software that (A) is licensed to Bombshell solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Bombshell’s products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing, to Bombshell’s Knowledge:

(i)Bombshell possesses all documents and instruments necessary to register or apply for or renew registration of all Bombshell Registered IP that is solely owned by Bombshell.

(ii)Joel Bonnette and Jared Bonnette are the primary persons who are or were involved in the creation or development of any Bombshell IP Rights; prior to Closing, Bombshell will obtain from Joel Bonnette and Jared Bonnette a written agreement containing an assignment of such Intellectual Property to Bombshell and confidentiality provisions protecting trade secrets and confidential information of Bombshell, in form and substance reasonably acceptable to GC (the “IP Assignment”).  Set forth in Section 2.9(e) of the Bombshell Disclosure Schedule is a list of other persons who, to Bombshell’s Knowledge, were involved in the creation and development of any Bombshell IP Rights.  No current or former stockholder, officer, director, employee or contractor of Bombshell has any claim, right (whether or not currently exercisable), or interest to or in any Bombshell IP Rights.  To the Knowledge of Bombshell, no employee or contractor of Bombshell is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Bombshell or (b) in breach of any Contract with any current or former employer or other Person concerning Bombshell IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Bombshell IP Rights.

(iii)No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Bombshell IP Rights in which Bombshell has an ownership interest.

(iv)Bombshell has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in the Bombshell IP Rights and all other proprietary information that Bombshell holds, or purports to hold, as a trade secret.

(v)Bombshell has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Bombshell IP Rights to any other Person.

(vi)The Bombshell IP Rights constitute all Intellectual Property necessary for Bombshell to conduct its business as currently conducted or planned to be conducted.

(vii)The consummation of the transactions contemplated by this Agreement will neither result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Bombshell IP Rights Agreements, nor give any third party to any such Bombshell IP Rights Agreement the right to do any of the foregoing. Following the Closing, GC and Bombshell will be permitted to exercise all of the rights of Bombshell under such agreements to the same extent Bombshell would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Bombshell would otherwise be required to pay.

(f)Bombshell has delivered, or made available to GC, a complete and accurate copy of all Bombshell IP Rights Agreements. Bombshell is not a party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Bombshell IP Rights or impair the right of Bombshell or GC and the GC Subsidiaries to use, sell or license or enforce any Bombshell IP Rights or portion thereof. With respect to each of the Bombshell IP Rights Agreements: (i) each such agreement is valid and binding on Bombshell and in full force and effect; (ii) Bombshell has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither Bombshell nor, to the Knowledge of Bombshell, any other party to any such agreement, is in breach or default thereof in any material respect.

(g)Bombshell has disclosed in correspondence to GC the third-party patents and patent applications found during all freedom to operate searches that were conducted by Bombshell or third parties related to any product or technology currently licensed or sold or under development by Bombshell. To the Knowledge of Bombshell, (i) no third party is infringing upon or misappropriating, or violating any license or agreement with Bombshell relating to, any Bombshell IP Rights and, (ii) Bombshell does not infringe or misappropriate any Intellectual Property right of any other party, nor have any claims been made that Bombshell infringes or misappropriates any Intellectual Property right of any other party. There is no current or, to the Knowledge of Bombshell, pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Bombshell IP Rights, nor has Bombshell received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently in development or sold by Bombshell conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(h)Each item of Bombshell IP Rights that is Bombshell Registered IP that is solely owned by Bombshell is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Bombshell Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute a Bombshell Material Adverse Effect.

(i)To the Knowledge of Bombshell, (i) no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Bombshell conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person, and (ii) none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Bombshell has or purports to have an ownership interest has been impaired.

(j)(i) Except as set forth in Section 2.9(j) of the Bombshell Disclosure Schedule, Bombshell is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) Bombshell has not ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

2.10.Material Contracts.

(a)Section 2.10(a) of the Bombshell Disclosure Schedule lists the following Bombshell Contracts, effective as of the date of this Agreement (each, a “Bombshell Material Contract” and collectively, the “Bombshell Material Contracts”):

(i)each Bombshell Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)each Bombshell Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Bombshell on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Bombshell’s or its successor’s ability to terminate employees at will;

(iii)each Bombshell Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)each Bombshell Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)each Bombshell Contract containing (A) any covenant limiting the freedom of Bombshell (or, at any time after the Exchange, GC or any of the GC Subsidiaries) to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vi)each Bombshell Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $20,000 pursuant to its express terms and not cancelable without penalty;

(vii)each Bombshell Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii)each Bombshell Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $20,000 or creating any material Encumbrances with respect to any assets of Bombshell or any loans or debt obligations with officers or directors of Bombshell;

(ix)any Bombshell Contract to license any third party to manufacture or produce any product, service or technology of Bombshell or any Contract to sell, distribute or commercialize any products or service of Bombshell;

(x)each Bombshell Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Bombshell in connection with the Contemplated Transactions;

(xi)each Bombshell IP Rights Agreement other than those that are immaterial;

(xii)each Bombshell Lease; or

(xiii)any other Bombshell Contract that is not terminable at will (with no penalty or payment) by Bombshell and (A) which involves payment or receipt by Bombshell after the date of this Agreement under any such agreement, Contract or commitment of more than $20,000 in the aggregate, or obligations after the date of this Agreement in excess of $20,000 in the aggregate, or (B) that is material to the business or operations of Bombshell.

(b)Bombshell has delivered or made available to GC accurate and complete (except for applicable redactions thereto) copies of all Bombshell Material Contracts, including all amendments thereto. There are no Bombshell Material Contracts that are not in written form. Bombshell has not, and to Bombshell’s Knowledge, as of the date of this Agreement no other party to a Bombshell Material Contract has, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Bombshell Material Contract in such manner as would permit any other party to cancel or terminate any such Bombshell Material Contract, or would permit any other party to seek damages. As to Bombshell, as of the date of this Agreement, each Bombshell Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.11.Undisclosed Liabilities. As of the date of this Agreement, Bombshell has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the Bombshell Financials) (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the Bombshell Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Bombshell since the Bombshell Balance Sheet Date in the Ordinary Course of Business and that are not in excess of $20,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Bombshell under Bombshell Contracts, including the reasonably expected performance of such Bombshell Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the

Contemplated Transactions; and (e) Liabilities listed in Section 2.11 of the Bombshell Disclosure Schedule.

2.12.Compliance; Permits; Restrictions.

(a)Bombshell is, and has been, in compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a Bombshell Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Bombshell, threatened against Bombshell. There is no Contract, judgment, injunction, order or decree binding upon Bombshell which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Bombshell, any acquisition of material property by Bombshell or the conduct of business by Bombshell as currently conducted, (ii) would reasonably be expected to have an adverse effect on Bombshell’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Exchange or any of the Contemplated Transactions.

(b)Bombshell holds all required Governmental Authorizations which are material to the operation of the business of Bombshell (the “Bombshell Permits”) as currently conducted. Section 2.12(b) of the Bombshell Disclosure Schedule identifies each Bombshell Permit As of the date of this Agreement, Bombshell is in material compliance with the terms of the Bombshell Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Bombshell, threatened, which seeks to revoke, limit, suspend, or materially modify any Bombshell Permit. The rights and benefits of each material Bombshell Permit will be available to Bombshell and CG immediately after the Effective Time on terms substantially identical to those enjoyed by Bombshell immediately prior to the Effective Time.

2.13.Tax Matters.

(a)Except as set forth in Section 2.13(a) of the Bombshell Disclosure Schedule, (i) Bombshell has timely filed all income Tax Returns and other material Tax Returns that it was required to file under applicable Legal Requirements, (ii) to the Knowledge of Bombshell, all such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements, (iii) Bombshell is not currently the beneficiary of any extension of time within which to file any Tax Return, and (iv) no claim has ever been made by an authority in a jurisdiction where Bombshell does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)All material Taxes due and owing by Bombshell on or before the date hereof (whether or not shown on any Tax Return) have been paid. Any unpaid Taxes of Bombshell have been reserved for on the Bombshell Balance Sheet. Except as set forth in Section 2.13(b) of the Bombshell Disclosure Schedule, since the Bombshell Balance Sheet Date, Bombshell has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)Bombshell has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, if any.

(d)There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Bombshell’s Interim Balance Sheet) upon any of the assets of Bombshell.

(e)Except as set forth in Section 2.13(e) of the Bombshell Disclosure Schedule, no deficiencies for Taxes with respect to Bombshell have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Bombshell. No issues relating to Taxes of Bombshell were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Bombshell has delivered or made available to GC complete and accurate copies of all federal income Tax and all other Tax Returns of Bombshell (and predecessors) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Bombshell (and predecessors), with respect to federal income Tax and all other Taxes. Bombshell (and its predecessors) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)All material elections with respect to Taxes affecting Bombshell as of the date hereof are set forth on Section 2.13(f) of the Bombshell Disclosure Schedule. Bombshell has not (i) agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (iii) made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g)Bombshell has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)Bombshell is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords, the primary purpose of which does not relate to Taxes.

(i)Bombshell has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Bombshell) for federal, state, local or foreign Tax purposes. Bombshell does not have any Liability for the Taxes of any Person (other than Bombshell) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j)Bombshell has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)Bombshell will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date, (iii) prepaid amount or (iv) election under Section 108(i) of the Code.

(l)Bombshell has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(m)To Bombshell’s Knowledge, Bombshell has not taken any action, nor has any Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Contemplated Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.14.Employee and Labor Matters; Benefit Plans.

(a)Section 2.14(a) of the Bombshell Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Bombshell or any Bombshell Affiliate, or which is maintained by, administered or contributed to by, or required to be contributed to by, Bombshell or any Bombshell Affiliate, or under which Bombshell or any Bombshell Affiliate has incurred or may incur any liability (each, a “Bombshell Employee Plan”).

(b)With respect to each Bombshell Employee Plan, if any, Bombshell has made available to GC a true and complete copy of, to the extent applicable, (i) such Bombshell Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Bombshell Employee Plan, (iv) the most recent summary plan description, prospectus or similar employee summary for each Bombshell Employee Plan, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Bombshell Employee Plan, (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three years; (vii) all non-discrimination tests for the most recent three plan years; and (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(c)Each Bombshell Employee Plan, if any, that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Bombshell, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Bombshell Employee Plan or the exempt status of any related trust.

(d)To Bombshell’s Knowledge, each Bombshell Employee Plan, if any, has been operated and maintained in compliance, in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code and ERISA. Neither Bombshell nor any Bombshell Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Bombshell Employee Plans. All contributions required to be made by Bombshell or any Bombshell Affiliate to any Bombshell Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice).

(e)No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Bombshell, is threatened, against or with respect to any Bombshell Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

(f)Neither Bombshell nor any Bombshell Affiliate has announced its intention to modify or amend any Bombshell Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Bombshell Employee Plan.

(g)No Bombshell Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Bombshell nor any Bombshell Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Bombshell Employee Plan is a Multiemployer Plan, and neither Bombshell nor any Bombshell Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Bombshell Employee Plan is a Multiple Employer Plan.

(h)No Bombshell Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Bombshell Employee Plan qualified under Section 401(a) of the Code. Neither Bombshell nor any Bombshell Affiliate sponsors or maintains any self-funded employee benefit plan. No Bombshell Employee Plan is subject to any Legal Requirement of any foreign jurisdiction outside of the United States.

(i)No payment pursuant to any Bombshell Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Bombshell, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(j)Bombshell has paid all wages, bonuses, commissions and other benefits and sums due (and all required taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments to its employees and former employees and individuals performing services as independent contractors or consultants, other than accrued amounts representing wages, bonuses, or commission entitlements due for the current pay period or for the reimbursement of legitimate expenses. Bombshell is in material compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(k)Bombshell is and has been in compliance with all state and federal labor and employment laws, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, discrimination, harassment, retaliation, immigration control, employee classification, the federal and state WARN Acts, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Bombshell Material Adverse Effect. Bombshell: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Bombshell, threatened or reasonably anticipated against Bombshell relating to any employee, employment agreement, independent contractor, independent contractor agreement or Bombshell Employee Plan. There are no pending or, to the Knowledge of Bombshell, threatened or reasonably anticipated claims or actions against Bombshell or any trustee of Bombshell under any worker’s compensation policy or long-term disability policy. Bombshell is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices.

(l)Except as noted on Section 2.14(l) of the Bombshell Disclosure Schedule, (i) all individuals employed by Bombshell are employed at-will and Bombshell has no employment or other agreements that contain any severance, change in control, or termination pay liabilities, and all agreements with independent contractors or consultants may be terminated by Bombshell without penalty or liability with 30 days or less notice, and (ii) no current or former independent contractor of Bombshell would reasonably be deemed to be a misclassified employee. Except as set forth on Section 2.14(l) of the Bombshell Disclosure Schedule, no independent contractor is eligible to participate in any Bombshell Employee Plan. Bombshell has no material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages. Bombshell has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Bombshell prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(m)No employee of Bombshell is covered by an effective or pending collective bargaining agreement or similar labor agreement. There has not been any activity on behalf of any labor organization or employee group to organize any such employees. There is not, and no employee of Bombshell has threatened, any labor dispute, work stoppage, labor strike or lockout against Bombshell. There are no (i) unfair labor practice charges or complaints against Bombshell pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the Knowledge of Bombshell, no such charges or complaints are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Bombshell that arose out of or under any collective bargaining agreement.

(n)There is no Contract or arrangement to which Bombshell or any Bombshell Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.

(o)Neither Bombshell nor any Bombshell Affiliate is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m).

(p)Except as set forth in Section 2.14(p) of the Bombshell Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Bombshell, (ii) increase or otherwise enhance any benefits otherwise payable by Bombshell, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code,

(iv) increase the amount of compensation due to any Person by Bombshell or (v) result in the forgiveness in whole or in part of any outstanding loans made by Bombshell to any Person.

2.15.Environmental Matters. Bombshell is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Bombshell of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorizations that is not a Bombshell Material Adverse Effect. Bombshell has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Bombshell is not in compliance with any Environmental Law, and, to the Knowledge of Bombshell, there are no circumstances that may prevent or interfere with Bombshell’s compliance with any Environmental Law in the future. To the Knowledge of Bombshell: (i) no current or prior owner of any property leased or controlled by Bombshell has received any written notice or other communication relating to property owned or leased at any time by Bombshell, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Bombshell is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither it has any material liability under any Environmental Law.

2.16.Insurance.

(a)Bombshell does not currently have and has not had any insurance policies relating to the business, assets, liabilities and operations of Bombshell.

(b)Bombshell does not currently have and has not had directors’ and officers’ liability insurance.

2.17.Legal Proceedings; Orders.

(a)There is no pending Legal Proceeding, and, to the Knowledge of Bombshell, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Bombshell, or to the Knowledge of Bombshell, any director or officer of Bombshell (in his or her capacity as such) or any of the material assets owned or used by Bombshell; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Bombshell, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)There is no order, writ, injunction, judgment or decree to which Bombshell, or any of the material assets owned or used by Bombshell, is subject. To the Knowledge of Bombshell, no officer of Bombshell is subject to any order, writ, injunction, judgment or decree that prohibits such officer of Bombshell from engaging in or continuing any conduct, activity or practice relating to the business of Bombshell or to any material assets owned or used by Bombshell.

2.18.Inapplicability of Anti-takeover Statutes. Bombshell has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in NRS 78.140 are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Exchange, this Agreement, the Bombshell Shareholder Voting or any of the other Contemplated Transactions.

2.19.No Financial Advisor. Except as set forth on Section 2.19 of the Bombshell Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Bombshell.

2.20.Disclosure. The information supplied by Bombshell for inclusion in the Information Statement (including any information based on Bombshell Financials) will not, as of the date of the Information Statement or as of the date such information is first mailed to GC Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.21.Related Party Transactions. Except as set forth in Section 2.21 of the Bombshell Disclosure Schedule, since January 1, 2016, there are no obligations of Bombshell to, or Contracts or arrangements with, current or former Affiliates, officers, directors, stockholders or employees of Bombshell or their respective Affiliates or family members other than (a) for payment of ordinary course salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of Bombshell, and (c) benefits due under a Bombshell Employee Plan and ordinary course fringe benefits listed in Section 2.14(a) of the Bombshell Disclosure Schedule. Except as set forth in Section 2.21, to Bombshell’s Knowledge, no officer, director or employee of Bombshell or Bombshell Shareholder is directly interested in any Bombshell Material Contract. Except as set forth in Section 2.21 of the Bombshell Disclosure Schedule, neither Bombshell nor any of its Affiliates, directors, officers or employees (x) possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Entity that is a material supplier, contractor lessor, lessee or competitor of Bombshell or (y) has any claim or cause of action against Bombshell.

2.22.Bank Accounts; Deposits. Section 2.22 of the Bombshell Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Bombshell at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the Bombshell Interim Balance Sheet Date and the names of all individuals authorized to draw on or make withdrawals from such accounts.

2.23.Exclusivity of Representations; Reliance.

(a)Except as expressly set forth in this Article 2, neither Bombshell, the Bombshell Shareholders, nor any Person on behalf of Bombshell or the Bombshell Shareholders has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Bombshell or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)Bombshell acknowledges and agrees that, except for the representations and warranties of GC set forth in Article 3, neither Bombshell, the Bombshell Shareholders, nor their Representatives is relying on any other representation or warranty of GC or any other Person made outside of Article 3 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 3REPRESENTATIONS AND WARRANTIES OF GC

GC represents and warrants to Bombshell as follows, except as set forth in the written disclosure schedule delivered by GC to Bombshell (the “GC Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the GC Disclosure Schedule corresponding to the particular section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the GC Disclosure Schedule by reference to another section or subsection of the GC Disclosure Schedule; and (c) any exception or disclosure set forth in any GC SEC Documents (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such GC SEC Documents or other forward-looking statements in such GC SEC Documents). The inclusion of any information in the GC Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a GC Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1.Subsidiaries; Due Organization; Organizational Documents.

(a)Section 3.1(a) of the GC Disclosure Schedule identifies each Subsidiary of GC (the “GC Subsidiaries”). Neither GC nor any of the GC Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity. GC has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. GC has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)Each of GC and the GC Subsidiaries is a duly formed corporation or a duly organized limited liability company, as applicable, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, respectively, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all GC Contracts.

(c)Each of GC and the GC Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a GC Material Adverse Effect.

(d)GC has delivered or made available to Bombshell accurate and complete copies of (i) the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for GC and each GC Subsidiary; and (ii) any code of conduct or similar policy adopted by GC or by the GC Board of Directors or any committee thereof. Neither GC nor any GC Subsidiary has taken any action in breach or violation of any of the provisions of its certificate of incorporation, bylaws or other charter or organizational documents nor is in breach or violation of any of the material provisions of their respective certificates of incorporation, bylaws or other charter or organizational documents, except as would not reasonably be expected to have, individually or in the aggregate, a GC Material Adverse Effect.

3.2.Authority; Vote Required.

(a)GC has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The GC Board of Directors has: (i) determined that the Exchange is fair to, and in the best interests of, GC and GC Stockholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; and (iii) recommended the approval of the GC Authorized Share Increase by the GC Stockholders and directed that the GC Authorized Share Increase be submitted for consideration by GC Stockholders in connection with the solicitation of the Required GC Stockholder Vote. This Agreement has been duly executed and delivered by GC and, assuming the due authorization, execution and delivery by Bombshell, constitutes the legal, valid and binding obligation of GC, enforceable against GC in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)The affirmative vote of the holders of a majority of outstanding shares of GC Common Stock is the only vote of the holders of any class or series of GC Capital Stock necessary to approve the GC Authorized Share Increase (the “Required GC Stockholder Vote”).

3.3.Non-Contravention; Consents.

(a)The execution and delivery of this Agreement by GC does not, and the performance of this Agreement by GC will not, (i) conflict with or violate the certificate of incorporation or bylaws of GC or any of the GC Subsidiaries; (ii) subject to obtaining the Required GC Stockholder Vote and compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any Legal Requirement applicable to GC or the GC Subsidiaries or by which it or any of their respective properties is bound or affected, except for any such conflicts or violations that would not constitute a GC Material Adverse Effect; or (iii) except as listed on Section 3.3(a) of the GC Disclosure Schedule, require GC or any of the GC Subsidiaries to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair GC’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of GC or any of the GC Subsidiaries pursuant to, any GC Material Contract.

(b)No material Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to GC or any of the GC Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the amendment to the GC certificate of incorporation to effect the GC Authorized Share Increase with the Secretary of State of the State of Nevada pursuant to the NRS, and (ii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

3.4.Capitalization.

(a)The authorized capital stock of GC as of the date of this Agreement consists of: (i) 175,000,000 shares of common stock, par value $0.001 per share (the “GC Common Stock”), of which 138,222,393 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 5,000,000 shares are designated Series A Preferred Stock, of which no shares are outstanding as of the date of this Agreement. GC does not hold any shares of its capital stock in treasury. All of the issued and outstanding shares of GC Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable.

(b)Except for the GC 2015 Equity Incentive Plan (the “2015 GC Plan”) and the GC 2015 Stock Plan (the “2015 Stock Plan” and together with the 2015 GC Plan, the “2015 Plans”), GC does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. GC has reserved 2,000,000 shares of GC Common Stock for issuance under each of the 2015 GC Plan and the 2015 Stock Plan. As of the date of this Agreement, of such reserved shares of GC Common Stock: (i) (A) 1,500,000 shares have been issued pursuant to the exercise of outstanding options and options to purchase 500,000 shares have been granted and are currently outstanding, and (B) no shares of GC Common Stock remain available for future issuance pursuant to the 2015 GC Plan; and (ii) (A) no shares have been issued pursuant to the 2015 Stock Plan, and (B) 2,000,000 shares of GC Common Stock remain available for future issuance pursuant to the 2015 Stock Plan.

(c)There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of GC or any of the GC Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of GC or any of the GC Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which GC or any of the GC Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of GC or any of the GC Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights with respect to GC or any of the GC Subsidiaries.

(d)All outstanding shares of GC Capital Stock, as well as all GC Options, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

3.5.SEC Filings; Financial Statements.

(a)GC has made available to Bombshell accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by GC with the SEC since July 1, 2016 (the “GC SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All material statements, reports, schedules, forms and other documents required to have been filed by GC with the SEC have been so filed. To the Knowledge of the officers of GC, except as disclosed in the GC Disclosure Schedule, or as would not have a GC Material Adverse Effect, as of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the GC SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the GC SEC Documents contained any untrue statement of a material fact or omitted (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)The financial statements (including any related notes) contained or incorporated by reference in the GC SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the consolidated financial position of GC and the GC Subsidiaries as of the respective dates thereof and the results of operations and cash flows of GC for the periods covered thereby. Other than as expressly disclosed in the GC SEC Documents filed prior to the date hereof, there has been no material change in GC’s accounting methods or principles that would be required to be disclosed in GC’s financial statements in accordance with GAAP. The books of account and other financial records of GC and the GC Subsidiaries are true and complete in all material respects.

(c)To the Knowledge of GC, none of the GC SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the GC SEC Documents. None of the GC Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

3.6.Absence of Changes. Except as set forth in Section 3.6 of the GC Disclosure Schedule, between the date of the latest balance sheet included in the last periodic report on Form 10-Q or Form 10-K of GC filed with the SEC prior to the date of this Agreement and the date of this Agreement, each of GC and the GC Subsidiaries have conducted its business in the Ordinary Course of Business and there has not been any event that has had a GC Material Adverse Effect.

3.7.Title to Assets. Except with respect to material GC IP Rights, which are covered in Section 3.9, each of GC and the GC Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the GC Audited Balance Sheet; and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of GC or any GC Subsidiary.

3.8.Real Property.

(a)GC or one or more of the GC Subsidiaries has good and marketable fee simple title to the GC Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.8(a) of the GC Disclosure Schedules contains a true and complete list by address of the GC Owned Real Estate as of the date hereof.

(b)Section 3.8(b) of the GC Disclosure Schedules contains a true and complete list of the leaseholds created under the real property leases (including any amendments thereof) identified in Section 3.8 of the GC Disclosure Schedules (the “GC Leases”), which are each in full force and effective, with no existing material default thereunder.

(c)The Owned Real Estate identified in Section 3.8(a) of the GC Disclosure Schedules and the leaseholds identified in Section 3.8(b) of the GC Disclosure Schedules comprise all of the real property used or intended to be used in, or otherwise related to, the business of GC or any of the GC Subsidiaries.

3.9.Intellectual Property. To GC’s Knowledge, GC, directly or through any of the GC Subsidiaries, owns, has validly licensed, or has the right to use all GC IP Rights, except for any failure to own, license or have the right to use that would not constitute a GC Material Adverse Effect.

3.10.Material Contracts. GC has delivered or made available to Bombshell accurate and complete (except for applicable redactions thereto) copies of all GC Material Contracts, including all amendments thereto. Neither GC nor any of the GC Subsidiaries has, nor to GC’s Knowledge, as of the date of this Agreement has any other party to a GC Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any GC Material Contract in such manner as would permit any other party to cancel or terminate any such GC Material Contract, or would permit any other party to seek damages that constitutes a GC Material Adverse Effect. As of the date of this Agreement, each GC Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.11.Undisclosed Liabilities. As of the date of this Agreement, neither GC nor any GC Subsidiary has any Liability, except for: (a) Liabilities identified as such in the GC Audited Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by GC since the date of the GC Audited Balance Sheet in the Ordinary Course of Business and that are not in excess of $100,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of GC or any GC Subsidiary under GC Contracts, including the reasonably expected performance of such GC Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities described in Section 3.11 of the GC Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

3.12.Compliance; Permits; Restrictions.

(a)GC is, and since July 1, 2016, each of GC and the GC Subsidiaries has been in compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a GC Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of GC, threatened against GC or any GC Subsidiary. There is no Contract, judgment, injunction, order or decree binding upon GC or any GC Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of GC or any GC Subsidiary, any acquisition of material property by GC or any GC Subsidiary or the conduct of business by GC or any GC Subsidiary as currently conducted, (ii) would reasonably be expected to have an adverse effect on GC’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Exchange or any of the Contemplated Transactions.

(b)GC and the GC Subsidiaries hold all Governmental Authorizations that are material to the operation of its business (collectively, the “GC Permits”) as currently conducted. Section 3.12(b) of the GC Disclosure Schedule identifies each GC Permit. As of the date of this Agreement, each of GC and the GC Subsidiaries are in material compliance with the terms of the GC Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of GC, threatened, which seeks to revoke, limit, suspend, or materially modify any GC Permit. The rights and benefits of each material GC Permit will be available to GC immediately after the Effective Time on terms substantially identical to those enjoyed by GC and the GC Subsidiaries immediately prior to the Effective Time.

(c)GC holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “GC Regulatory Permits”) and no such GC Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any materially adverse manner. GC has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any GC Regulatory Permit.

3.13.Tax Matters.

(a)Except as set forth in Section 3.13(a) of the GC Disclosure Schedule, (i) GC and each of the GC Subsidiaries has timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements, (ii) to the Knowledge of GC, all such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements, (iii) neither GC nor any of the GC Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and (iv) no claim has ever been made by an authority in a jurisdiction where GC or any of the GC Subsidiaries do not file Tax Returns that such company is subject to taxation by that jurisdiction.

(b)All material Taxes due and owing by GC or any of the GC Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. Any unpaid Taxes of GC and its Subsidiaries have been reserved for on the GC Audited Balance Sheet in accordance with GAAP. Except as set forth in Section 3.13(b) of the GC Disclosure Schedule, since the date of the GC Audited Balance Sheet, GC has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)GC has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

3.14.Employee and Labor Matters.

(a)GC and each of the GC Subsidiaries: (i) is in material compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to their employees, and contingent workers; and (ii) is in material compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing their employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a GC Material Adverse Effect.

(b)Except as noted on Section 3.14(b) of the GC Disclosure Schedule, all individuals employed by GC and the GC Subsidiaries are employed at-will and GC and its Subsidiaries have no employment or other agreements that contain any severance, change in control, or termination pay liabilities, and all agreements with independent contractors or consultants may be terminated by GC without penalty or liability with 90 days or less notice.

3.15.Environmental Matters. GC and each GC Subsidiary is in material compliance with all applicable Environmental Laws, which compliance includes the possession by GC of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not a GC Material Adverse Effect. Neither GC nor any of the GC Subsidiaries has received since July 1, 2016, any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that GC or any of the GC Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of GC, there are no circumstances that may prevent or interfere with GC’s compliance with any Environmental Law in the future. To the Knowledge of GC: (i) no current or prior owner of any property leased or controlled by GC or any of the GC Subsidiaries has received since July 1, 2016, any written notice or other communication relating to property owned or leased at any time by GC, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or GC or any of the GC Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither GC nor any of the GC Subsidiaries has any material liability under any Environmental Law.

3.16.Legal Proceedings; Orders.

(a)There is no pending Legal Proceeding, and, to the Knowledge of GC, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves GC or any of the GC Subsidiary, or to the Knowledge of GC, any director or officer of GC (in his or her capacity as such) or any of the material assets owned or used by GC or any of the GC Subsidiaries; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions, in each case, except for any such Legal Proceedings that would not constitute a GC Material Adverse Effect.

(b)There is no order, writ, injunction, judgment or decree to which GC, or any of the material assets owned or used by GC, is subject. To the Knowledge of GC, no officer of GC is subject to any order, writ, injunction, judgment or decree that prohibits such officer of GC from engaging in or continuing any conduct, activity or practice relating to the business of GC or to any material assets owned or used by GC.

3.17.Inapplicability of Anti-takeover Statutes. The GC Board of Directors have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in NRS 78.140 are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Exchange this Agreement or any of the other Contemplated Transactions.

3.18.No Financial Advisor. Except as set forth on Section 3.18 of the GC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of GC or any of the GC Subsidiaries.

3.19.Disclosure. The information supplied by GC and each GC Subsidiary for inclusion in the Information Statement will not, as of the date of the Information Statement or as of the date such information is first provided to GC Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.20.Valid Issuance. The GC Common Stock to be issued in the Exchange will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and non-assessable.

3.21.Exclusivity of Representations; Reliance.

(a)Except as expressly set forth in this Article 3, neither GC, the GC Subsidiaries, nor any Person on behalf of GC or the GC Subsidiaries has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of GC or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)GC acknowledges and agrees that, except for the representations and warranties of Bombshell set forth in Article 2, neither GC nor any of its Representatives is relying on any other representation or warranty of Bombshell or any other Person made outside of Article 2 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 4CERTAIN COVENANTS OF THE PARTIES

4.1.Access and Investigation. During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereto and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to:

(a)provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries;

(b)provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and

(c)permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer or other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or reasonably appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within 30 calendar days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii)any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv)any material notice, document or other communication sent by or on behalf of a Party to any party to any GC Material Contract or Bombshell Material Contract, as applicable, or sent to a Party by any party to any GC Material Contract or Bombshell Material Contract in connection the Contemplated Transactions, as applicable;

(v)any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Exchange or any of the Contemplated Transactions;

(vi)any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii)any material notice, report or other document received by a Party from any Governmental Body.

(d)Notwithstanding the foregoing, (i) any Party may restrict the foregoing access to the extent that such Party reasonably believes any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information and (ii) neither Party nor its respective Representatives or Subsidiaries shall be required to provide access to or disclose information where such Party reasonably believes access or disclosure would jeopardize the protection of attorney-client privilege.

4.2.Operation of GC’s Business.

(a)Except as set forth in the GC Disclosure Schedule, as expressly required or permitted by this Agreement, or as required by applicable Legal Requirements, during the Pre-Closing Period, GC shall: (i) conduct its business and operations in the Ordinary Course of Business; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable, subject to good faith disputes; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements.

(b)Nothing contained in this Agreement is intended to give Bombshell, directly or indirectly, the right to control or direct GC’s operations during the Pre-Closing Period.

4.3.Operation of Bombshell’s Business.

(a)Except as set forth in the Bombshell Disclosure Schedule, as expressly required or permitted by this Agreement or as required by applicable Legal Requirements, during the Pre-Closing Period, Bombshell shall: (i) conduct its business and operations in the Ordinary Course of Business; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable, subject to good faith disputes; (iii) continue to make regularly scheduled payments on its existing debt when due and payable; and (iv) conduct its business and operations in compliance with all applicable Legal Requirements.

(b)Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in the Bombshell Disclosure Schedule, as expressly permitted by this Agreement, or as required by applicable Legal Requirements, Bombshell shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of GC:

(i)(A) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any of the Bombshell Ownership Interests or (B) repurchase, redeem or otherwise reacquire any of the Bombshell Ownership Interests or other securities except pursuant to Bombshell Contracts existing as of the date of this Agreement;

(ii)sell, issue or grant, or authorize the issuance of: (A) any ownership interests or other security, (B) any option, warrant or right to acquire any ownership interest or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any ownership interest or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii)except as required to give effect to anything in contemplation of the Closing, amend the Bombshell Charter Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)(A) lend money to any Person (except for reasonable advances to employees and consultants for travel and other reasonable business related expenses in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business or as contemplated in Section 9.3(a), (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $20,000;

(vi)(A) adopt, establish or enter into any Bombshell Employee Plan, (B) cause or permit any Bombshell Employee Plan to be amended other than as required by Legal Requirement, including in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by GC, (C) enter into any Contract with a labor union or collective bargaining agreement, (D) except as provided in the Bombshell Disclosure Schedule, pay any bonus or make any profit-sharing or similar payment to (other than in the Ordinary Course of Business), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, (E) except as provided in the Bombshell Disclosure Schedule, accelerate the vesting of or entitlement to any payment, award, compensation or benefit with respect to any Bombshell Associate, (F) except as provided in the Bombshell Disclosure Schedule, pay or increase the severance or change of control benefits offered to any Bombshell Associate, or (G) provide or make any Tax-related gross-up payment;

(vii)except as set forth on this Section 4.3(b)(vii) of the Bombshell Disclosure Schedule, acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(viii)(A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(ix)Enter into, amend or terminate any Bombshell Contract that, if effective as of the date hereof, would constitute a Bombshell Material Contract;

(x)initiate or settle any Legal Proceeding;

(xi)adopt any stockholder rights plan or similar arrangement;

(xii)Except as set forth on Section 4.3(b)(xii) of the Bombshell Disclosure Schedule, renew, extend or modify the current leases or sublease for Bombshell’s principal executive office space; or

(xiii)agree, resolve or commit to do any of the foregoing.

4.4.Notification of Certain Matters.

(a)During the Pre-Closing Period, GC shall:

(i)promptly notify Bombshell of (and if in writing, furnish copies of): (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting GC, or to the Knowledge of GC, any director or officer of GC, that is commenced or asserted against, or, to the Knowledge of GC, threatened against, GC or any director or officer of GC; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the GC Disclosure Schedule; and

(ii)promptly notify Bombshell in writing of (and if in writing, furnish copies of): (A) the discovery by GC of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by GC in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by GC in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of GC in a manner that causes the condition set forth in Section 8.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Bombshell pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of GC contained in this Agreement or the GC Disclosure Schedule for purposes of Section 8.1.

(b)During the Pre-Closing Period, Bombshell shall:

(i)promptly notify GC of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Bombshell, or to the Knowledge of Bombshell, any director or officer of Bombshell, that is commenced or asserted against, or, to the Knowledge of Bombshell, threatened against, Bombshell, or any director or officer of Bombshell; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Bombshell Disclosure Schedule; and

(ii)promptly notify GC in writing, of: (i) the discovery by Bombshell of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Bombshell in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Bombshell in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Bombshell in a manner that causes the condition set forth in Section 7.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to GC pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Bombshell contained in this Agreement or the Bombshell Disclosure Schedule for purposes of Section 7.1.

4.5.No Solicitation.

(a)Each Party agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to directly or indirectly: (i) solicit, initiate, respond to or take any action knowingly to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding such Party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Sections 5.1 and 5.2); (v) execute or enter into any letter of intent or similar document or any

Contract contemplating or otherwise relating to any Acquisition Transaction other than a confidentiality agreement permitted under Section 4.5(b) (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party) provided, that, each Party may grant such waiver or release under any confidentiality, standstill or similar agreement to a third party if the Board of Directors of such Party determines in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably constitute a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements.

(b)Notwithstanding anything contained in Section 4.5(b), prior to receipt of the Required GC Stockholder Vote, in the case of GC, (i) such Party may enter into discussions or negotiations with, any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer, and (ii) thereafter furnish to such Person non-public information regarding such Party (but not any non-public information pertaining to the other Party or the Exchange) pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) neither such Party nor any Representative of such Party has breached this Section 4.5; (B) the Board of Directors of such Party determines in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably constitute a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) at least 24 hours prior to furnishing any such non-public information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (D) at least 24 hours prior to furnishing any such non-public information to such Person, such Party furnishes such non-public information to Bombshell or GC, as applicable (to the extent such non-public information has not been previously furnished by such Party to Bombshell or GC, as applicable). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(c)If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least five Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(d)Each Party shall and shall cause its respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its Representatives) in possession of non-public information in respect of such Party or its Subsidiaries that was furnished by or on behalf of such Party or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

Article 5ADDITIONAL AGREEMENTS OF THE PARTIES

5.1.Bombshell Shareholder Approval.

(a)Each Bombshell Shareholder acknowledges that by signing this Agreement and approving the Exchange no Bombshell Shareholder is entitled to appraisal rights with respect to its shares in connection with the Exchange and each Bombshell Shareholder thereby waives any rights to receive payment of the fair value of its Bombshell Ownership Interest.

(b)Bombshell agrees that: (i) the Bombshell Board of Directors shall have recommended that Bombshell Shareholders approve the Exchange and adopt this Agreement (the “Bombshell Board Recommendation”) and (ii) (A) the Bombshell Board Recommendation shall not be withdrawn or modified in a manner adverse to GC, and no resolution by the Bombshell Board of Directors or any committee thereof to withdraw or modify the Bombshell Board Recommendation in a manner adverse to GC shall be adopted or proposed and (B) the Bombshell Board of Directors shall not recommend any Acquisition Transaction (collectively a “Bombshell Board Adverse Recommendation Change”).

(c)Bombshell’s obligation to recommend this Exchange in accordance with Section 5.1(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Bombshell Board Recommendation.

5.2.GC Stockholder Written Consent.

(a)GC shall use reasonable efforts to obtain, as promptly as practicable, the Required GC Stockholder Vote through a written consent of the GC Stockholders (the “GC Stockholder Written Consent”) for purposes of approving the approval of an amendment to GC’s certificate of incorporation to increase the number of authorized shares of GC Common Stock (the “GC Authorized Share Increase”).

(b)As promptly as practicable after obtaining the GC Stockholder Written Consent, but in no case later than twenty (20) days after the Closing Date, GC shall prepare and cause to be filed with the SEC, the Information Statement. GC shall use commercially reasonable efforts to cause the Information Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. GC shall use commercially reasonable efforts to cause the Information Statement to be delivered to GC’s stockholders as promptly as practicable after the Information Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Information Statement or that its review of the Information Statement has been completed or (ii) at least ten calendar days shall have passed since the Information Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Information Statement. Each Party shall promptly furnish to the other Party all information concerning such Party, its Subsidiaries and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.2(b). If any event relating to Bombshell occurs, or if Bombshell becomes aware of any information, that should be disclosed in an amendment or supplement to the Information Statement, then Bombshell shall promptly inform GC thereof and shall cooperate fully with GC in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of GC.

(c)Prior to the Effective Time, GC shall use commercially reasonable efforts to ensure that the issuance of the GC Common Stock to be issued in connection with the Exchange will be exempt from registration pursuant to Section 4(a)(2) of the Securities Act and from registration or qualification requirements under applicable state securities laws.

5.3.Regulatory Approvals.

(a)Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Contemplated Transactions and, subject to the conditions set forth in Article 6 hereof, to consummate the Contemplated Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in no event later than ten (10) Business Days of the date hereof, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

(b)Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all material respects with each other in connection with timely making all required filings and submissions and timely obtaining all related Consents, permits, authorizations or approvals pursuant to Section 5.3(a); and (ii) keep Bombshell or GC, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, the SEC, the Federal Trade Commission, the Department of Justice or any other Governmental Body relating to the Contemplated Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Body relating to the Contemplated Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Contemplated Transactions.

(c)Notwithstanding Sections 5.3(a) through 5.3(b) or any other provision of this Agreement to the contrary, in no event shall either Party be required to agree to (i) divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of its or their respective businesses, assets or contracts or (ii) take any other action that may be required or requested by any Governmental Body in connection with obtaining the Consents, authorizations, orders or approvals contemplated by this Section 5.3 that, would have an adverse impact, in any material respect, on any of the Parties.

5.4.Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable GC to continue to meet its obligations under this Agreement following the Closing, provided that no Party shall be required to waive any conditions precedent in Articles 6, 7 or 8. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Exchange or any of the other Contemplated Transactions or for such Contract to remain in full force and effect (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Contemplated Transactions.

5.5.Disclosure. Each Party shall not, and shall not permit any of the GC Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party has approved such press release or disclosure in writing; (b) such Party has determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; and (c) such press release or disclosure is consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party).

5.6.Quotation. GC shall use its commercially reasonable efforts to prepare and submit to FINRA a notification form for the Exchange and the GC Common Stock to be issued in the Exchange at least ten (10) days prior to the Closing Date. Bombshell will cooperate with GC as reasonably requested by GC with respect to the FINRA notification form and promptly furnish to GC all information concerning Bombshell and Bombshell Shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.6.

5.7.Tax Matters.

(a)GC and Bombshell shall use their respective commercially reasonable efforts to cause the Exchange to qualify, and agree not to, and not to permit or cause any affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Exchange from qualifying as a “reorganization” under Section 368(a) of the Code.

(b)This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Exchange as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)All transfer, documentary, sales, use, stamp, and other such Taxes and similar fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Bombshell Shareholders when due, and the Bombshell Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, GC will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Bombshell Shareholders shall provide GC with (A) evidence reasonably satisfactory to GC that such Transfer Taxes have been paid by the Bombshell Shareholders or detailed description, in a form reasonably satisfactory to GC, that no such Transfer Taxes have accrued and, provided such Transfer Taxes have been paid (B) a clearance certificate or similar documents which may be required by any Tax authority to relieve GC of any obligation to withhold any portion of the payments to the Bombshell Shareholders pursuant to this Agreement.

5.8.Legends. GC shall be entitled to place appropriate legends on the book entries evidencing any shares of GC Common Stock to be received in the Exchange by Bombshell Shareholders who may be considered “affiliates” of GC for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for GC Common Stock.

5.9.Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

5.10.Accredited Investor Status. Bombshell has or will deliver to GC all such information necessary to enable GC to confirm that the stockholders of Bombshell, other than those set forth in the Bombshell Disclosure Schedule hereto, are “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5.11.Section 16 Matters. Prior to the Effective Time, GC shall take all such steps as may be required to cause any acquisitions of GC Common Stock and any options to purchase GC

Common Stock resulting from the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GC, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12.Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to applicable to GC, Bombshell, or the Contemplated Transactions, then each of GC, Bombshell, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

5.13.Bombshell Valuation. GC shall have received the Bombshell Valuation.

Article 6CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Exchange and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1.No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Exchange has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Exchange illegal.

6.2.Quotation. (a) The existing shares of GC Common Stock have been continually quoted on the over-the-counter markets as of and from the date of this Agreement through the Closing Date, and (b) to the extent required by FINRA, the notification form has been approved (subject to official notice of issuance).

6.3.No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Exchange; (b) relating to the Exchange and seeking to obtain from GC or Bombshell any damages or other relief that may be material to GC or Bombshell; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of GC; (d) that would materially and adversely affect the right or ability of GC or Bombshell to own the assets or operate the business of GC or Bombshell; or (e) seeking to compel Bombshell, GC or any Subsidiary of GC to dispose of or hold separate any material assets as a result of the Exchange.

Article 7ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF GC

The obligation of GC to affect the Exchange and otherwise consummate the transactions to be consummated at the Closing is subject to the satisfaction or the written waiver by GC, at or prior to the Closing, of each of the following conditions:

7.1.Accuracy of Representations. (a) The representations and warranties of Bombshell in Section 2.4(a), Section 2.4(b), and Section 2.4(c) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Bombshell in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

7.2.Performance of Covenants. Each of the covenants and obligations in this Agreement that Bombshell is required to comply with or to perform at or prior to the Closing have been complied with and performed by Bombshell or waived by GC.

7.3.No Bombshell Material Adverse Effect. Since the date of this Agreement, there has not occurred any Bombshell Material Adverse Effect that is continuing.

7.4.Agreements and other Documents. GC has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a)a certificate executed by the Chief Executive Officer of Bombshell confirming that the conditions set forth in Sections 7.1, 7.2, and 7.3 have been duly satisfied;

(b)a certificate executed by the Secretary of Bombshell certifying that attached thereto are true and complete copies of (i) the articles of conversion and articles of incorporation, as filed with the Secretary of State of Nevada, and the Bombshell bylaws, (ii) a certificate as to the incumbency of the officers of Bombshell, and (iii) the resolutions of the Bombshell Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Bombshell hereunder;

(c)certificates of good standing of Bombshell in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified to do business;

(d)a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to GC along with written authorization for GC to deliver such notice form to the Internal Revenue Service on behalf of Bombshell upon the Closing;

(e)the IP Assignment, duly executed by Joel Bonnette and Jared Bonnette; and

(f)the Transfer Ledger.

Article 8ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF BOMBSHELL

The obligations of Bombshell to affect the Exchange and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Bombshell, at or prior to the Closing, of each of the following conditions:

8.1.Accuracy of Representations. (a) The representations and warranties of GC in Section 3.4(a), Section 3.4(b), and Section 3.4(c) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of GC in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a GC Material Adverse Effect (provided that all “GC Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of GC in Article 3 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

8.2.Performance of Covenants. Each of the covenants and obligations in this Agreement that GC is required to comply with or to perform at or prior to the Closing have been complied with or performed in all material respects or waived by Bombshell.

8.3.No GC Material Adverse Effect. Since the date of this Agreement, there has not occurred any GC Material Adverse Effect that is continuing.

8.4.Documents. Bombshell has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a)true and complete copies of resolutions of the GC Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by GC hereunder;

(b)true and complete copies of certificates of good standing of GC in its jurisdiction of organization and the various foreign jurisdictions in which each is qualified to do business; and

(c)the Registration Rights Agreement, duly executed by GC.

Article 9TERMINATION

9.1.Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by Bombshell’s stockholders or whether before or after approval of the Exchange by GC’s stockholders, as applicable, unless otherwise specified below):

(a)by mutual written consent duly authorized by the Boards of Directors of GC and Bombshell;

(b)by either GC or Bombshell if the Exchange shall not have been consummated by  October 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Bombshell, on the one hand, or to GC, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Exchange to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that, in the event that the Information Statement is still being reviewed or commented upon by the SEC, then either Party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional 60 calendar days from the Outside Date;

(c)by either GC or Bombshell if a court of competent jurisdiction or other Governmental Body has issued a final and non-appealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange;

(d)by GC if Bombshell or any of its Representatives has willfully and intentionally materially breached the provisions set forth in Section 4.5 of the Agreement;

(e)by Bombshell, upon a breach of any representation, warranty, covenant or agreement on the part of GC set forth in this Agreement, or if any representation or warranty of GC has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in GC’s representations and warranties or breach by GC is curable by GC, then this Agreement shall not terminate pursuant to this Section 9.1(e) as a result of such particular breach or inaccuracy unless such breach remains uncured 30 calendar days following the date of written notice from Bombshell to GC of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(e);

(f)by GC, upon a breach of any representation, warranty, covenant or agreement on the part of Bombshell set forth in this Agreement, or if any representation or warranty of Bombshell has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in Bombshell’s representations and warranties or breach by Bombshell is curable by Bombshell, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy unless such breach remains uncured 15 calendar days following the date of written notice from GC to Bombshell of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(f);

(g)by GC, if the GC Board of Directors authorized GC to enter into any Permitted Alternative Agreement; provided, however, that GC shall not enter into any Permitted Alternative Agreement unless GC has complied with its obligations under Section 4.5; or

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2.Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its common law fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3.Expenses; Termination Fees.

(a)All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Exchange is consummated.

(b)If either Party fails to pay when due any amount payable by such Party under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(c)The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either GC or Bombshell be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.10, each of the Parties and their respective Affiliates will not have any liability, will not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other

Representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3, are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Article 10MISCELLANEOUS PROVISIONS

10.1.Non-Survival of Representations and Warranties. The representations and warranties of Bombshell and GC contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10.1 shall survive the Effective Time.

10.2.Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Bombshell and GC at any time; provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made, which by applicable Legal Requirement requires further approval of the stockholders of such Party, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Bombshell and GC.

10.3.Waiver.

(a)No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4.Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5.Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Nevada; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Nevada; and (c) each of the Parties irrevocably waives the right to trial by jury.

10.6.Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7.Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of each other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without each other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8.Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, electronic mail, or by facsimile to the address, electronic mail address, or facsimile telephone number set forth beneath the name of such Party below (or to such other address, electronic mail address, or facsimile telephone number as such Party has specified in a written notice given to the other parties hereto):

if to GC:

2485 Village View Drive, Suite 180,

Henderson, NV 89074

Telephone No.: (702) 830-7919

Attention: Jonathan Bonnette

E-Mail: bonnettej@gmail.com

with a copy to:

Seyfarth Shaw LLP

700 Milam Street, Suite 1400

Houston, Texas 77002

Telephone No.: (713) 238-1887

Facsimile No.: (713) 225-2340

Attention: Mark Coffin

E-Mail: mcoffin@seyfarth.com

if to Bombshell:

Bombshell Technologies

5850 S. Polaris Ave. #1400

Las Vegas, NV 89118

Telephone No.: 702-800-3701

Attention: Joel Bonnette

E-mail: joel@bombshellsoftware.com

with a copy to:

Ideal Business Partners

552 E. Charleston Blvd.

Las Vegas, NV 89104

Telephone No.: 702-852-6601

Facsimile No.: 702-947-4955

Attention: Glenn H. Truitt

E-mail: glenn@idealbusinesspartners.com

10.9.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10.Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.11.Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

GROW CAPITAL, INC., a Nevada corporation

By: /s/ Jonathan Bonnette
Name: Jonathan Bonnette
Title:  CEO and President

BOMBSHELL TECHNOLOGIES, INC., a Nevada corporation

By: /s/ Joel Bonnette
Name: Joel Bonnette
Title: CEO and President

BOMBSHELL SHAREHOLDERS:

AMBIGUOUS HOLDINGS LLC, a Louisiana limited liability company

By: /s/ Joel Bonnette
Name: Joel Bonnette
Title: Manager

STRATEGERY, LLC, a Nevada limited liability company

By: /s/ Joel Bonnette
Name: Joel Bonnette
Title: Manager

[Signature Page to Exchange Agreement]

AYG LLC, a Nevada limited liability company

By: /s/ Terry Kennedy
Name: Terry Kennedy
Title: Manager

JOURNEY, HOME 4 TEENS LLC, a Nevada limited liability company

By: /s/ Terry Kennedy
Name: Terry Kennedy
Title: Manager

KA PUT AND CALL, LLC, a Nevada limited liability company

By: /s/ Andy Albright
Name: Andy Albright
Title: Manager

ALBRIGHT BOMBSHELL, LLC, a North Carolina limited liability company

By: /s/ Andy Albright
Name: Andy Albright
Title: Manager

[Signature Page to Stock Exchange Agreement]

ZEAKE LLC, a Nevada limited liability company

By: /s/ Jonathan Bonnette
Name: Jonathan Bonnette
Title: Manager

[Signature Page to Stock Exchange Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2015 GC Plan” has the meaning set forth in Section 3.4(b).

“2015 Plans” has the meaning set forth in Section 3.4(b).

“2015 Stock Plan” has the meaning set forth in Section 3.4(b).

“Acquisition Agreement” has the meaning set forth in Section 4.5(a).

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Bombshell, on the one hand, or GC, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Bombshell or any of its Affiliates, on the one hand, or by or on behalf of GC or any of its Affiliates, on the other hand, to the other Party) made by a third party contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries.”

(b)any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole (other than any lease, exchange, transfer, license, disposition, partnership, or collaboration involving less than substantially all of the assets of a Party pursuant to a collaboration agreement, partnership agreement or similar arrangement); or

(c)any tender offer or exchange offer, that if consummated would result in any Person beneficially owning 20% or more of the outstanding equity securities of a Party or any of its Subsidiaries.

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“Actual EBIT” means with respect to any Earn-Out Period or the Fourth Earn-Out Make-Up Period, as applicable, the actual EBIT of Bombshell determined in accordance with Exhibit B and Section 1.10(c).

“Affiliates” has the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble as it may be amended from time to time.

“Bombshell” has the meaning set forth in the Preamble.

“Bombshell Affiliate” means any Person that is (or at any relevant time was) under common control with Bombshell within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Bombshell Associate” means any current or former employee, independent contractor, officer or director of Bombshell or any Bombshell Affiliate.

“Bombshell Balance Sheet” has the meaning set forth in Section 2.5.

“Bombshell Balance Sheet Date” has the meaning set forth in Section 2.5.

“Bombshell Board Adverse Recommendation Change” has the meaning set forth in Section 5.1(b).

“Bombshell Board of Directors” means the board of directors of Bombshell.

“Bombshell Board Recommendation” has the meaning set forth in Section 5.1(b).

“Bombshell Charter Documents” has the meaning set forth in Section 2.1(e).

“Bombshell Contract” means any Contract: (a) to which Bombshell is a Party; or (b) by which Bombshell or any Bombshell IP Rights or any other asset of Bombshell or its Subsidiaries is bound or under which Bombshell has any obligation.

“Bombshell Disclosure Schedule” has the meaning set forth in Article 2.

“Bombshell Employee Plan” has the meaning set forth in Section 2.14(a).

“Bombshell Exchange Shares” means the number of shares of GC Common Stock to be issued as consideration in the Exchange.

“Bombshell Financials” has the meaning set forth in Section 2.5.

“Bombshell Interim Balance Sheet” has the meaning set forth in Section 2.5.

“Bombshell Interim Balance Sheet Date” has the meaning set forth in Section 2.5.

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“Bombshell IP Rights” means all Intellectual Property owned, licensed or controlled by Bombshell that is necessary or used in the business of Bombshell and its Subsidiaries as presently conducted or as presently proposed to be conducted.

“Bombshell IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Bombshell IP Rights.

“Bombshell Leases” has the meaning set forth in Section 2.8.

“Bombshell Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Bombshell Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Bombshell and its Subsidiaries taken as a whole, including without limitation, (i) Bombshell’s chief executive officer as of the date hereof is no longer serving in such capacity, (ii) the commencement of a Legal Proceeding regarding a felony criminal act by a Governmental Body against Bombshell and/or any of its officers or directors, or (iii) any conviction of a felony criminal act against Bombshell and/or any of its officers or directors; or (b) the ability of Bombshell to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute a Bombshell Material Adverse Effect: (i) conditions generally affecting the industries in which Bombshell and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Bombshell and its Subsidiaries taken as a whole; (ii) any failure by Bombshell to meet internal projections or forecasts on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or forecasts may constitute a Bombshell Material Adverse Effect and may be taken into account in determining whether a Bombshell Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Exchange; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Bombshell Material Contract” has the meaning set forth in Section 2.10(a).

“Bombshell Shareholder” means each holder of Bombshell Ownership Interests as determined immediately prior to the Effective Time, and “Bombshell Shareholders” means all Bombshell Shareholders.

“Bombshell Ownership Interests” has the meaning set forth in the Preamble.

“Bombshell Permits” has the meaning set forth in Section 2.12(b).

“Bombshell Registered IP” means all Bombshell IP Rights that are registered, filed or issued, under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

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“Bombshell Plan” has the meaning set forth in Section 2.4(b).

“Bombshell Valuation” means the value of Bombshell as determined by Anthem Forensics in the Bombshell Valuation Report.

“Bombshell Valuation Report” means that certain Bombshell Technologies, LLC Valuation Report by Anthem Forensics, dated as of June 19, 2019.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Exchange and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Earn-Out Event” has the meaning set forth in Section 1.10(a).

“Earn-Out Exchange Amount” means, subject to Section 1.10(d), the following ratio: the quotient obtained by dividing (a) $1,000,000 by (b) the GC VWAP Stock Price.

“Earn-Out Payment” has the meaning set forth in Section 1.10(a).

“Earn-Out Period” means any of the First Earn-Out Period, the Second Earn-Out Period or the Third Earn-Out Period.

“Earn-Out Shares” means any of the First Earn-Out Shares, the Second Earn-Out Shares and the Third Earn-Out Shares, or all of them, as the context requires.

“Earn-Out Shortfall” has the meaning set forth in Section 1.10(b).

“Earn-Out Statement” has the meaning set forth in Section 1.10(c)(i).

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“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Consideration” has the meaning set forth in Section 1.4(a)(ii).

“FINRA” means the Financial Industry Regulatory Authority.

“First Earn-Out Period” means the period beginning on the First Earn-Out Period Commencement Date and ending on the First Earn-Out Period End Date, except that if the Closing Date is not the first day of a calendar month, then the First Marking Period shall include the period from the Closing Date to the day of the first calendar month following the Closing Date.

“First Earn-Out Period Commencement Date” means the first day of the calendar month immediately following the first anniversary of the Closing Date.

“First Earn-Out Period End Date” means the last day of the twelfth calendar month following the First Earn-Out Period Commencement Date.

“First Earn-Out Shares” has the meaning set forth in Section 1.10(a)(i).

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“Fourth Earn-Out Make-Up Period” means the period commencing on the first day following the end of the Third Earn-Out Period and ending on the last day of the thirty-sixth calendar month following the First Earn-Out Period End Date.

“GAAP” has the meaning set forth in Section 2.5.

“GC” has the meaning set forth in the Preamble.

“GC Affiliate” means any Person that is (or at any relevant time was) under common control with GC within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“GC Associate” means any current or former employee, independent contractor, officer or director of GC, any of the GC Subsidiaries or any GC Affiliate.

“GC Audited Balance Sheet” shall mean the audited consolidated balance sheet of GC and its consolidated Subsidiaries as of December 31, 2018, provided to Bombshell prior to the date of this Agreement.

“GC Authorized Share Increase” has the meaning set forth in Section 5.2.

“GC Board of Directors” means the board of directors of GC.

“GC Capital Stock” means GC Common Stock and GC preferred stock.

“GC Common Stock” has the meaning set forth in Section 3.4(a).

“GC Contract” means any Contract: (a) to which GC or any of the GC Subsidiaries is a Party; or (b) by which GC or any of the GC Subsidiaries or any GC IP Rights or any other asset of GC or the GC Subsidiaries is bound or under which GC or any of the GC Subsidiaries has any obligation.

“GC Disclosure Schedule” has the meaning set forth in Article 3.

“GC IP Rights” means all Intellectual Property owned, licensed or controlled by GC that is necessary or used in the business of GC as presently conducted or as presently proposed to be conducted.

“GC IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any GC IP Rights.

“GC Leases” has the meaning set forth in Section 3.8.

“GC Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the GC Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial

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performance of GC and the GC Subsidiaries taken as a whole; or (b) the ability of GC to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a GC Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by GC relating to the GC IP Rights; (ii) any change in the cash position of GC which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which GC and its Subsidiaries participate or the United States or global economy or capital markets as a whole; (iv) any failure of GC or any of the GC Subsidiaries to meet internal projections or forecast, third-party revenue or earnings predictions or any change in the price or trading volume of GC Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a GC Material Adverse Effect and may be taken into account in determining whether a GC Material Adverse Effect has occurred); (v) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Exchange; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (vii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“GC Material Contract” has the meaning set forth in Section 3.10.

“GC Options” means options to purchase shares of GC Common Stock issued or granted by GC.

“GC Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by GC or any of the GC Subsidiaries.

“GC Permits” has the meaning set forth in Section 3.12(b).

“GC Registered IP” means all GC IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“GC Regulatory Permits” has the meaning set forth in Section 3.12(c).

“GC SEC Documents” shall have the meaning set forth in Section 3.5(a).

“GC Stockholder” means each holder of GC Capital Stock as determined immediately prior to the Effective Time, and “GC Stockholders” means all GC Stockholders.

“GC Stockholder Written Consent has the meaning set forth in Section 5.2(a).

“GC Subsidiaries” has the meaning set forth in Section 3.1(a).

“GC VWAP Stock Price” means $0.08159 per share.

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“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including FINRA).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Information Statement ” means the information statement to be sent to GC’s stockholders in connection with the GC Stockholders Written Consent.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“IP Assignment” has the meaning set forth in Section 2.9(e).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer, stockholder, member, or director of such Person as of the date such Knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

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“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of FINRA).

“Liability” has the meaning set forth in Section 2.11.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Neutral Accountant” means an independent third party accountant of national reputation reasonably acceptable to Shareholders’ Representative and GC, which has not been engaged by the Parties or their Affiliates during the preceding eighteen (18) months.

“Notice of Earn-Out Disagreement” has the meaning set forth in Section 1.10(c)(ii).

“NRS” means the Nevada Revised Statutes.

“Ordinary Course of Business” means, in the case of each of Bombshell and GC and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party pursuant to Section 4.1(c)(ii); provided, however, that during the Pre-Closing Period, (a) the Ordinary Course of Business of each Party shall also include any actions expressly required or permitted by this Agreement, including the Contemplated Transactions, and (b) the Ordinary Course of Business for Bombshell shall also include (i) actions undertaken in connection with preparing to become a SEC reporting company listed on the over-the-counter markets and (ii) actions required to engage with one or more third parties regarding a potential lease, exchange, transfer, license, disposition, partnership, or collaboration involving less than substantially all of the assets of Bombshell or pursuant to a collaboration agreement, partnership agreement or similar arrangement.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Party” or “Parties” means Bombshell, the Bombshell Shareholders, and GC.

“Permitted Alternative Agreement” means a binding written Acquisition Agreement providing for the consummation of a transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Bombshell Balance Sheet or the GC Audited Balance Sheet, as applicable;

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(b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Bombshell or GC, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property granted by Bombshell or GC, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Registration Rights Agreement” means that certain Registration Rights Agreement, in the form attached hereto as Exhibit C.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required GC Stockholder Vote” has the meaning set forth in Section 3.2(b).

“SEC” means the United States Securities and Exchange Commission.

“Second Earn-Out Period” means the period beginning on the first day following the First Earn-Out Period End Date and ending on the last day of the twelfth calendar month following the First Earn-Out Period End Date.

“Second Earn-Out Shares” has the meaning set forth in Section 1.10(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders’ Representative” shall mean Joel Bonnette.

“Stock Exchange Ratio” means, subject to Section 1.4(d), the following ratio (calculated to four decimals): the quotient obtained by dividing (a) Stock Exchange Shares by (b) the means the total number of shares of Bombshell Ownership Interests outstanding immediately prior to the Effective Time.

“Stock Exchange Shares” means, subject to Section 1.4(d), the following (calculated to four decimals): the number of shares of GC Common Stock obtained by dividing (a) the Bombshell Valuation by (b) the GC VWAP Stock Price.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes).

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“Subsidiary” means an Entity of which another Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the GC Board of Directors determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant including if the consummation of such transaction is contingent on any such financing being obtained, following consultation with its outside legal counsel and financial advisor, if any (i) is more favorable, from a financial point of view, to the GC Stockholders than the terms of the Exchange; and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Earn-Out Period” means the period commencing on the first day following end of the Second Earn-Out Period and ending on the last day of the twenty-fourth calendar month following the First Earn-Out Period End Date.

“Third Earn-Out Shares” has the meaning set forth in Section 1.10(a)(iii).

“Transfer Ledger” shall have the meaning set forth in Section 1.9.

“Transfer Taxes” shall have the meaning set forth in Section 5.7(c).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

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“WARN” means the federal and state Worker Adjustment Notification and Retraining Acts.

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EXHIBIT B

TARGET EBIT

The Target EBIT of Bombshell shall be as follows for each of the periods set forth below:

First Earn-Out Period	Second Earn-Out Period	Third Earn-Out Period	Fourth Earn-Out Make-Up Period
$2,677,171	$4,230,146	$5,738,589	$7,211,930

where, “EBIT” shall mean (without duplication), with respect to any applicable period, the net income of Bombshell calculated on a stand-alone basis, plus, the amount of interest expense (net of any interest income) deducted in determining net income, plus, the amount of Taxes related to the earnings or income of Bombshell (whether accrued or paid in cash or deferred) deducted in determining net income.  For purposes of calculating the Earn-Out, EBIT will be calculated in accordance with GAAP, plus (or minus) any adjustments that are consistent with adjustments that an independent and nationally recognized accounting firm would reasonably be expected to make in the course of preparing a “quality of earnings analysis” for a potential arm's length purchaser of Bombshell.  It is the express intention of the Parties that EBIT shall be calculated in a manner to fairly reflect the true economic return of Bombshell as an incremental and separate part of GC.  As applicable, the Parties shall use the same financial information and accruals for calculation of the Earn-Out hereunder as they used for calculation of the Pre-Tax Income on Exhibit 5 of the Bombshell Valuation Report.

B-1

EXHIBIT C

FORM OF
REGISTRATION RIGHTS AGREEMENT